EXECUTION VERSION

PROPERTY MANAGEMENT AGREEMENT
This Property Management Agreement (hereinafter “Agreement”) is made and entered into as of June 10, 2025 (the “Effective Date”), by and between EVERGREEN RESIDENTIAL MANAGEMENT, LLC, a Delaware limited liability company (“Manager”), and [Owner], a Delaware limited liability company (“Owner”, and, together with Manager, each individually, a “Party” and, collectively, the “Parties”).
WHEREAS, Owner is engaged, directly and indirectly through one or more subsidiaries, in the business of owning and operating certain single-family residential properties with the intent to lease, hold, and sell such properties listed on Exhibit C of this Agreement (each, a “Property” and collectively, the “Properties”), and Manager provides certain advisory, management, administrative, and related services with respect to residential real estate properties;
WHEREAS, an affiliate of Owner, Vinebrook Homes Operating Partnership, L.P., a Delaware limited partnership (“Springing Guarantor”), has engaged Evergreen Development Services, LLC, a Delaware limited liability company (“Service Provider”), to perform certain acquisition related and project administration services pursuant to that certain Real Estate Development Services Agreement, dated as of the date hereof (the “Development Services Agreement”), by and between Service Provider and Springing Guarantor;
WHEREAS, Owner has engaged Evergreen Asset Management, LLC, a Delaware limited liability company (“Asset Manager”), to perform certain asset management services pursuant to those certain asset management agreements, dated as of the date hereof (individually, or collectively, the “Asset Management Agreement”), by and between Asset Manager and Owner;
WHEREAS, Owner desires that Manager provide Owner with leasing and lease management, operations, maintenance, repair, and property management, services as more fully set forth herein (as modified from time to time, the “Services”) with respect to the Properties;
WHEREAS, certain affiliates of Owner (“Owner Affiliates”) have engaged, or will engage, Manager or an affiliate of Manager, pursuant to certain property management agreements on forms substantially similar to this Agreement (the “Other Property Management Agreements”) with respect to providing property management services to certain properties owned by such Owner Affiliate (the “Other Properties”, and together with the Properties, collectively, the “Managed Properties”); and
WHEREAS, Manager desires and agrees to provide the Services with respect to the Properties in accordance with the terms and conditions provided in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Appointment. Owner hereby engages, appoints, and retains Manager as an independent contractor to provide the Services for the Properties as Owner’s agent during the Term

(as defined below) in accordance with the terms and conditions of this Agreement (the “Appointment”). All obligations incurred by Manager directly in connection with the performance of the Services, and in accordance with the terms and conditions of this Agreement, shall be on behalf of Owner.
2.Acceptance of Appointment. Manager hereby accepts the Appointment in accordance with the terms and conditions of this Agreement. As of the Effective Date, the Properties that are subject to this Agreement are set forth on Exhibit C attached hereto. Following the Effective Date, any additional properties sourced by Service Provider pursuant to the Development Services Agreement and owned by Owner shall automatically be included in this Agreement and the term “Properties” and Exhibit C shall, subject to Section 5(c) below, thereafter be amended to include such properties. From time to time, Owner may provide written notice to Manager of a property or properties acquired, or to be acquired, by Owner after the Effective Date that were sourced by a party other than Service Provider and that Owner desires to be included in this Agreement (each such notice a “Non-EG Sourced Property Notice” and any such property included in the notice, a “Non-EG Sourced Property”). Within ten (10) days of Receiving a Non- EG Sourced Property Notice, Manager shall, in its sole discretion, elect (by written notice to Owner) to amend or not amend Exhibit C, subject to Section 5(c) below, to thereafter include each such submitted Non-EG Sourced Property. If Manager fails to timely respond to a Non-EG Sourced Property Notice, then Exhibit C shall not be amended to include any of the properties included in the relevant Non-EG Sourced Property Notice. The Parties acknowledge and agree that Owner anticipates certain additional properties owned by Owner prior to the Effective Date (each such property, a “Legacy Property”) shall become subject to this Agreement. Owner shall use good faith efforts to submit Legacy Properties to be included in the Managed Properties in accordance with the phasing schedule identified on Exhibit A attached to that certain letter agreement between Manager, Springing Guarantor and Service Provider dated as of the date hereof (the “Letter Agreement”) and in any event, upon no less than sixty (60) days’ prior written notice to Manager, and, to the extent any of the Legacy Properties are owned directly or indirectly by the Owner, the term “Properties” and Exhibit C shall, subject to Section 5(c) below, thereafter be amended to include such Legacy Properties, unless Manager, in its sole discretion, delivers written notice to Owner that a particular Legacy Property shall not be part of this Agreement, as a result of either (x) the inclusion of such Legacy Property having a material adverse effect on Manager and/or the provision of the Services, as determined in Manager’s discretion, as a result of any of the following circumstances arising following the Effective Date, (i) violations of Compliance Obligations (as defined herein), (ii) City Requested Inspections (as defined herein), (iii) hazardous materials or other environmental matters, or (iv) illegal activity and other similar circumstances, in each case, occurring at the applicable Legacy Property, or (y) provided Manager has used commercially reasonable efforts to obtain the necessary permits, licenses or approvals issued by a governmental agency or body or otherwise, the inability to obtain such necessary permits, licenses or approvals, beyond the reasonable control of Manager, including, without limitation, due to any act or omission by the party issuing the permit, license or approval, with respect to such Legacy Property (in which case such Legacy Property shall be excluded from the terms “Property” or “Properties”). Notwithstanding the foregoing, if Owner eliminates the condition creating the basis for Manager rejecting acceptance of the Legacy Property as a Property, then Manager shall be required to accept the Legacy Property as a Property. If, however, Owner cannot eliminate the condition creating the basis for

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Manager rejecting acceptance of the Legacy Property as a Property and elects to sell the Property, then the Property shall be sold pursuant to the terms of the Asset

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Management Agreement. As of the Effective Date, Manager has no knowledge of any facts or circumstances that would reasonably be expected to prevent Manager from obtaining such necessary permits, licenses or approvals with respect to the Legacy Properties.
3.Manager Subsidiaries. If Manager holds any licenses required to provide the Services under the name of a direct or indirect subsidiary of Manager (a “Manager Subsidiary”), Manager is authorized to delegate each such Manager Subsidiary to fulfill the obligations of Manager under this Agreement with respect to each Property located in a jurisdiction for which such Manager Subsidiary is licensed. Manager shall be solely responsible for all fees, compensation and other expenses of all Manager Subsidiaries, and any payments by Manager to Manager Subsidiaries shall not reduce or increase the Management Compensation payable by Owner under this Agreement. Manager and each Manager Subsidiary shall be jointly and severally liable for all of the obligations and liabilities contained in this Agreement, and Manager shall not be relieved of any of the obligations and liabilities contained in this Agreement to the extent that Services are being performed by a Manager Subsidiary. Further, Manager shall, subject to the limitations set forth in Section 33(a), be liable for, and indemnify Owner for, all conduct of Manager Subsidiaries related to, or in furtherance of, the Services.
4.Use of Name. To the extent Manager is permitted to use the name of Owner in accordance with the terms of this Agreement, including without limitation, for entering into leases and other agreements in the name of Owner explicitly in accordance with this Agreement, Manager may reproduce Owner’s name as reasonably necessary for Manager to provide the Services.
5.Term and Termination.
(a)The initial term of this Agreement shall commence on the Effective Date and shall expire on the seventh (7th) anniversary of the Effective Date (the “Initial Term”). The Initial Term shall automatically be renewed for successive renewal terms of one (1) year (each such successive one (1) year term, a “Renewal Term” and, together with the Initial Term, collectively, the “Term”) unless earlier terminated or either Party notifies the other Party in writing (a “Termination Notice”) at least ninety (90) days and no more than one hundred eighty (180) days prior to the expiration date of the Initial Term or the then-current Renewal Term, as the case may be, that such Party elects to terminate this Agreement and this Agreement shall terminate as of the last day in the Initial Term or then-current Renewal term, as the case may be. In the event Owner delivers a Termination Notice to Manager pursuant to this Section 5(a), Owner shall deliver to Manager therewith, a termination fee in an amount equal to all Management Compensation and any other sums which would have been due to Manager in accordance with the terms of this Agreement for a period of ninety (90) days following the effective termination of this Agreement, provided, however, if a Termination Notice is delivered earlier than ninety (90) days prior to the expiration date of the Initial Term or the then-current Renewal Term, as the case may be, such termination fee shall be reduced proportionately on a day-by-day basis.

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(b)Notwithstanding the provisions of Section 5(a) hereof, this Agreement may be terminated upon prior written notice by the applicable Party for the following reasons upon the time periods set forth below:

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(i)immediately by either Party upon the liquidation, winding-up or termination of the existence of Owner, provided, however, in the event such liquidation, winding-up or termination is the result of a transfer of the assets of Owner to a NexPoint Controlled Transferee, and such NexPoint Controlled Transferee assumes this Agreement, then, Manager shall not be permitted to terminate this Agreement pursuant to this Section 5(b)(i). For purposes of this Agreement, (i) “NexPoint Controlled Transferee” means (a) an affiliate of Owner, or (b) a Delaware Statutory Trust Controlled by NexPoint Real Estate Advisors IV, L.P., a Delaware limited partnership, or its affiliates, (ii) “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract, or otherwise; and the terms “control”, “controlling” and “controlled” have the meanings correlative to the foregoing; (iii) “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits; and
(iv) “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Delaware Statutory Trust, cooperative or association;
(ii)immediately by either Party upon (i) (x) Manager or its subsidiaries (each, a “Manager Relevant Person”) or (y) Owner, Vinebrook Home Trust, Inc. or their respective subsidiaries (each, an “Owner Relevant Person”; and together with each Manager Relevant Person, each, a “Relevant Person”), filing a petition for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by a Relevant Person in any involuntary proceeding under the Bankruptcy Code (as defined below) or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding such Relevant Person’s insolvency; (iii) a general assignment by a Relevant Person for the benefit of creditors; (iv) a Relevant Person applying for, or the appointment of, a receiver, trustee, custodian or liquidator of a Relevant Person or any of its property or (v) the failure of a Relevant Person to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against a Relevant Person, prior to the earlier of (x) the entry of any court order granting relief sought in such involuntary petition, or (y) one hundred twenty (120) days after the date of filing of such involuntary petition. As used herein “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state, local or foreign bankruptcy or insolvency law;
(iii)by the non-defaulting Party upon the occurrence of a default by the other Party of any material non-monetary term, covenant, representation or provision hereof, where such default continues uncured for a period of thirty (30) days after receipt of

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written notice of such default from the non-defaulting Party; provided, however, that such thirty
(30) day period shall be extended for up to an additional sixty (60) days to the extent the underlying default is not reasonably susceptible of cure within such thirty (30) day period and so long as the defaulting Party has commenced and is diligently pursuing a cure;

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(iv)by the non-defaulting Party upon the occurrence of a default by the other Party of any monetary term, covenant or provision hereof where such default continues uncured for a period of thirty (30) days after receipt of written notice of such default from the non-defaulting Party;
(v)In accordance with the terms of the Letter Agreement; or
(vi)immediately by either Party (x) upon the termination of the Asset Management Agreement in accordance with the terms thereof, or (y) upon the termination of any Other Property Management Agreement in accordance with the terms thereof, provided that the Other Property Management Agreement was terminated as a result of a Manager default thereunder.
(c)In addition, notwithstanding anything to the contrary contained herein, each Party shall have the right to terminate this Agreement with respect to any particular Property in the following circumstances:
(i)Owner shall have the right, upon thirty (30) days’ prior written notice to Manager, to terminate this Agreement with respect to any particular Property upon Owner’s transfer of ownership of such Property. For each Property so transferred to an unaffiliated party, Owner shall pay to Manager within ten (10) days following such transfer, Manager’s out-of-pocket costs incurred in connection with any such transfer and a termination fee equal to $250 for each such Property (collectively, the “Termination Fee”), provided, however, no Termination Fee shall be payable by Owner hereunder if such Property transfer was handled by Asset Manager or any of its affiliates under the Asset Management Agreement.
(ii)Intentionally omitted.

(d)Except upon the occurrence of a default by Owner described in Section 5(b)(iii) or (iv) (subject to the expiration of the cure periods set forth therein), prior to the effectiveness of any termination of this Agreement, any resignation by Manager or any replacement of Manager, Manager agrees to reasonably cooperate with Owner in the transition of the Services to one or more replacement managers, provided that Manager shall be reimbursed for its reasonable out-of-pocket costs incurred in doing so. Manager shall also, for a period of ninety
(90) days after such expiration or termination, make itself reasonably available to consult with and advise Owner and any replacement manager regarding the operation and maintenance of the Properties or to otherwise facilitate an orderly transition of the Services to a new manager of the Properties; provided, such consultation and advice shall be limited to Manager’s provision, upon Owner’s reasonable request, of consultation and advice regarding (x) the provision of Services that Manager provided prior to such termination and/or (y) the transition of such Services to a new manager of the Properties. During any such period, Manager shall be entitled to be reimbursed by Owner within ten (10) business days’ following delivery of an invoice for Manager’s reasonable out-of-pocket costs and expenses incurred in response to requests from

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Owner (such expenses to be deemed Operating Expenses (as defined below)). This Section 5(d) shall survive the expiration or earlier termination of this Agreement (whether in whole or part).

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(e)Except in connection with a termination by Manager pursuant to Section 5(a) or 5(b), Manager shall not resign from the obligations and duties hereby imposed on it under this Agreement, or terminate this Agreement with respect to any particular Property, except upon a determination by Manager that (x) the performance of its duties hereunder (or its performance with respect to a particular Property(ies)) is no longer permissible under applicable law(s) and (y) there is no reasonable action which can be taken by Manager to make the performance of its duties hereunder (or its performance with respect to a particular Property(ies)) permissible under such law; provided that Manager shall give at least one hundred eighty (180) days’ prior written notice to Owner (or such lesser period of time as is required or reasonably necessary under the applicable law(s)) and, except to the extent required by such applicable law(s), such resignation (or termination) shall be effective upon the earlier of (A) Owner’s execution of a management agreement with another manager and the transition of the Services (or the Services for a particular Property(ies)) to such manager or (B) the last day of such hundred eighty (180) day period (or such shorter period as required under such applicable law(s)).
(f)After the effectiveness of any termination of this Agreement with respect to any or all of the Properties, Manager shall (i) surrender and deliver to Owner all rents, security deposits, and income, of the terminated Properties and other monies of Owner on hand and in any bank account in respect thereof within five (5) business days of the effectiveness of any termination of this Agreement with respect to all of the terminated Properties; (ii) deliver to Owner, as received, any monies (other than those covered under 6(f)(i)) due Owner under this Agreement in respect of the terminated Properties (including those monies received by Manager after termination) within thirty (30) days of the effectiveness of any termination of this Agreement; (iii) deliver to Owner all materials and supplies, keys and documents, and such other accountings, books, data, and records (both physical and electronic) pertaining to the terminated Properties within thirty (30) days of the effectiveness of any termination of this Agreement and (iv) assign, to the extent permissible without the applicable counterparty’s consent and if requested in writing by Owner, existing contracts relating to the operations and maintenance of the terminated Properties (the “Related Terminated Property Agreements”) to Owner within thirty (30) days of the effectiveness of any termination of this Agreement, provided that Owner shall agree to assume all liability and existing obligations under any such Related Terminated Property Agreements; provided, further, that if Owner does not elect to have all Related Terminated Property Agreements so assigned, then Manager may terminate or otherwise cancel any Related Terminated Property Agreement not so assigned without any further action or consent by Owner. Within thirty (30) days after such termination, Manager shall deliver to Owner all written reports required in Section 8(f) - (g) for any period not covered by such reports at time of termination.
(g)Promptly upon receipt of notice of termination from Owner, or simultaneously with delivery of notice of resignation to Owner, but in no event later than fifteen
(15) days after such receipt, Manager shall provide, or cause to be provided, to Owner copies of tenant transition letters that Owner or a successor manager may utilize in notifying tenants upon the termination of this Agreement in accordance with the provisions of this Section 5.

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(h)Owner shall continue to pay, in accordance with the terms of this Agreement, the Management Compensation to Manager for all periods prior to the effectiveness of any termination of this Agreement pursuant to this Section 5 or otherwise.

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6.Intentionally Omitted.
7.Representations and Warranties.
(a)Manager hereby represents and warrants to Owner, as of the Effective Date, as follows:
(i)Manager (A) has the requisite authority to enter into this Agreement, and this Agreement constitutes its legal, valid, binding, and enforceable agreement, (B) is duly organized, validly existing, and in good standing in the jurisdiction in which it is organized, and (C) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations.
(ii)Execution and performance by Manager of this Agreement (A) does not breach any agreement of Manager with any third party or any duty arising in law or equity,
(B) does not violate any laws applicable to it, (C) are within its limited liability company powers, and (D) have been authorized by all necessary limited liability company action of Manager.
(iii)No consent, approval, authorization or order of any state or federal court or governmental agency or body or any third party is required for the consummation by Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained and except where the failure to obtain those consents, approvals, authorizations or orders is unlikely to affect materially and adversely either the ability of Manager to perform its obligations under this Agreement or the financial condition of Manager.
(iv)There are no legal actions pending or, to Manager’s knowledge, threatened in writing against Manager that would reasonably be expected to interfere with its performance under this Agreement, and Manager agrees to promptly inform Owner of any such events that occur during the term of this Agreement.
(v)Manager (or a Manager Subsidiary) has obtained all necessary licenses and permits and regulatory requirements to provide the Services to the Properties subject to this Agreement as of the Effective Date and will maintain the same in full force and effect during the Term, except, in each case, to the extent that failure to do so would not reasonably be expected to prevent Manager from providing the Services.
(b)Owner hereby represents and warrants to Manager, as of the Effective Date, and with respect to any Legacy Property or Non-EG Sourced Property added after the Effective Date then solely with respect to such Legacy Property or Non-EG Sourced Property as of the date on which such Legacy Property or Non-EG Sourced Property is included as a “Property” hereunder in accordance with Section 2 above, as follows to the best of its knowledge:

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(i)Owner (A) has the requisite authority to enter into this Agreement, and this Agreement constitutes its legal, valid, binding, and enforceable agreement, (B) is duly organized, validly existing, and in good standing in the jurisdiction in which it is organized,

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and (C) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations.
(ii)Except as previously disclosed to Manager in writing or as set forth on Schedule I attached hereto, there is no pending or threatened, material litigation or arbitration (or other alternative dispute resolution) proceeding or material labor disputes regarding the Owner or the Properties; and Owner will, to the extent legally permissible, promptly inform Manager of any investigations or proceedings by any foreign, federal, state agencies or material investigations or proceedings by any municipal governmental agencies regarding the Owner or the Properties that occur during the term of this Agreement;
(iii)There are no material breaches or violations of any environmental laws and/or hazardous materials that have been identified at any Property, and Owner agrees to promptly inform Manager in writing of any such events that occur during the term of this Agreement;
(iv)The Properties, including, without limitation, the maintenance thereof, are (subject to any cure periods) in material compliance with all applicable laws, and any federal, state, or other government regulations or requirements, including material municipal regulations or requirements and the Americans with Disabilities Act or similar state or local law (collectively, “Compliance Obligations”), and Owner has not received any written notices of material non-compliance in connection with the foregoing, and Owner agrees to promptly inform Manager in writing of any written notice of material violation of any applicable Compliance Obligation, regarding a Property that occur during the term of this Agreement.
(v)There are no outstanding unpaid taxes, including real estate taxes, on the Properties which exceed $25,000 on any individual Property, or $1,000,000 on the Properties in aggregate;
(vi)The insurance required herein to be maintained by Owner is in full force and effect and all pending insurance claims with respect to the Properties which exceed
$100,000 on any individual Property, or $1,000,000 on the Properties in the aggregate, have been fully disclosed to Manager in writing;
(vii)Other than as previously disclosed in writing, any rent disputes or other tenant disputes or claims against Owner in connection with the Properties which have a monetary claim reasonably estimated to exceed $100,000 on any individual property, or
$1,000,000 on the Properties in the aggregate, upon full adjudication of the claim have been fully disclosed to Manager.
8.Base Services.
(a)Manager shall provide the Services in accordance with the terms of this Agreement. Notwithstanding the foregoing, Owner acknowledges and agrees that Manager

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engages Manager Subsidiaries, and/or other third-party vendors (“Manager Vendors”) to provide certain of the Services, including but not limited to, day-to-day, property level services (e.g.,

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preservation, repair, management, and related services) on behalf and at the direction of Manager and at Owner’s expense if the use of such third-party, and pass-through of the expenses, is explicitly permitted in accordance with this Agreement.
(b)Manager shall perform (or cause one or more Manager Subsidiaries and/or Manager Vendors, as the case may be, to perform) the Services (i) in accordance with (A) applicable laws (except to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on Owner or the Properties or would not reasonably be expected to result in Owner or Property incurring fines or other liability) and (B) the express terms of this Agreement, and (ii) in the same manner in which, and with the same care, skill, prudence and diligence with which Manager, or its affiliates, provide similar services with respect to similar assets for third parties; provided, however, that such care, skill, prudence and diligence shall be at least as favorable as the degree of care, skill, prudence and diligence generally applied by prudent property managers of residential real estate, exercising reasonable business judgment (all foregoing subsections collectively the “Standard of Care”).
(c)Manager agrees not to knowingly permit the use of any Property for any purpose which would, based on the terms of the policy, void any policy of insurance held by Owner or which would render any loss thereunder uncollectible, or which would be in violation of any applicable law that, in each case, would have a material adverse effect on the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Owner (an “Individual Material Adverse Effect”).
(d)Manager shall advise Owner regarding general operational matters, and implement and maintain or cause to be implemented and maintained appropriate systems, procedures and policies necessary for the proper operation of the Properties; provided, however, that any specific systems or policies requested or required by Owner shall be implemented at Owner’s cost. Owner and Manager acknowledge and agree that (i) as of the Effective Date, there are no specific systems or policies requested or required by Owner, and (ii) if Owner requests or requires any such systems or policies be implemented following the Effective Date, then the Parties shall agree to discuss in good faith the implementation of, and the division of costs with respect to, such systems and policies.
(e)Manager shall obtain all applicable permits and licenses for the Properties, at Owner’s cost (excluding, for the avoidance of doubt, any license required to be held by Manager to provide the Services generally), to operate, occupy and lease the Properties as rental properties.
(f)Manager shall deliver, or cause to be delivered, to Owner, within two (2) business days of Owner’s written request, copies of any lease, property tax, insurance bills, statements or invoices received by Manager with respect to the Properties; provided that such two
(2) business days period shall be extended if a delay is caused by a third party and Manager is diligently pursuing such item(s) from such third party. Manager shall, as soon as reasonably practicable after written request by Owner, but in no event later than five (5) business days after

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request therefor, furnish or cause to be furnished to Owner in such manner and in such detail as may be reasonably requested by Owner, such additional information, documents, records or reports as may be reasonably requested with respect to the Properties or the conditions or operations, financial or otherwise, of the Properties.

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(g)Manager shall notify Owner by the fifth day of any month (provided, however, such notice shall be (x) within three (3) business days of the occurrence of the relevant matter with respect to clause (a) below or any matter if Manager, in the exercise of the Standard of Care, deems such matter to be material, or (y) on a regular basis, but in any event within forty- five (45) days of the occurrence of the relevant matter with respect to clause (d) below) of any of the following occurring in the preceding month: (a) any breach or violation of any environmental laws and/or identification of any hazardous materials actually discovered by Manager at any Property; (b) Manager obtaining actual knowledge of any Compliance Obligations to which Owner and/or Manager may be subject; (c) Manager obtaining actual knowledge of any actual or threatened litigation and any other material circumstances, complaints, warnings, notices, liabilities or other matters for which Manager and/or Owner could become liable (including, without limitation, all matters set forth in Section 34 for which Manager may have liability but for the terms of Section 34); (d) Manager obtaining actual knowledge of written notice alleging a violation, default or breach of any Property under any applicable law, rule, regulation or ordinance to which such Property is subject (to the extent Owner is not otherwise notified under clause (b) of this paragraph); (e) Manager obtaining actual knowledge of actual or threatened (in writing) condemnation proceedings affecting any Property (f) Manager obtaining actual knowledge of damage to or destruction of the Property in excess of Ten Thousand Dollars ($10,000) or injury to any persons on or about any Property, and (g) Manager obtaining actual knowledge of any condition at a Property that should, under the Standard of Care, be remedied. Notwithstanding the foregoing, Manager shall follow the reporting requirements on Exhibit E for all matters discussed in such Exhibit, even if such reporting deviates from the preceding language in this Section 8(g).
9.Renting of Properties. Manager shall, under the Standard of Care and in compliance with applicable law, and in Owner’s name, facilitate (or cause to be facilitated) marketing of the Properties for lease and leasing of the Properties, and cause the Properties to be rented to suitable and creditworthy tenants, as determined by Manager. Manager shall market (or cause to be marketed) and procure (or cause to be procured) leases with third party individuals for the Properties, including market research and advertising, digital marketing through customary online channels/media, locating and screening potential tenants, negotiating leases with such tenants and executing and/or brokering leases as agent and attorney-in-fact for Owner (including renewals, expansions, equipment changes, rental abatements, relocations, maintenance agreements, and renewals, modifications and terminations of leases). Manager shall use those certain forms of lease, renewal and other agreements pertaining to the Properties that are approved in writing by Owner from time to time (such approval not to be unreasonably withheld, conditioned or delayed). Without Owner’s consent, Manager may make revisions to the nature and substance of all such forms to the extent required by applicable law (as determined in consultation with outside counsel), so long as Manager provides Owner with written notice of the same within thirty (30) days after making such modification. Manager shall be responsible for assuring that all lease forms, renewal forms and other agreement forms pertaining to the Properties comply at all times with all applicable laws and shall not be required to make any changes proposed by Owner if such changes would cause the lease to not comply with applicable law. Manager is and shall be authorized to cause the execution, delivery and renewal of any and all leases for the Properties on behalf of Owner as long as the lease is on a form approved by

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Owner. Manager is authorized to permit (or cause to be permitted) such concessions, considerations or other special arrangements as may be deemed appropriate, necessary or desirable by Manager; but no such concessions, considerations, rebates, free rent, allowances or special arrangements shall be made or given to the extent the same

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would violate any applicable laws or, without the written consent of Owner, if they would exceed two months of rent for the applicable Property for any single matter.
10.Employment of Personnel. Manager and/or its affiliates shall employ sufficient qualified personnel and investigate, hire, train, pay, bond and/or insure, supervise and discharge the personnel necessary to be employed, in each case, in order to properly maintain and operate the Properties in accordance with the Standard of Care and this Agreement, which personnel may include any Manager Subsidiaries and/or Management Vendors. No such personnel shall be deemed employees of Owner. The costs of gross salaries and other incentive compensation payments, including payroll taxes, insurance, worker’s compensation and other employee benefits of such personnel, shall be solely the responsibility of Manager and are not reimbursable expenses by Owner. Manager shall prepare or cause to be prepared, at its sole cost and expense, for execution and filing by Manager as an independent contractor, all forms and returns required by all federal, state or local laws in connection with income tax, unemployment insurance, workmen’s compensation insurance, disability benefits, social security and other similar taxes now in effect or hereafter imposed with respect to any of its employees working at or in respect of the Properties.
11.Utility Services. Manager shall arrange for and enter into (or cause to be arranged and entered into) contracts for water, electricity, gas, pool maintenance, vermin and pest extermination and control, trash removal (if applicable) and other similar services (collectively, the “Utility Services”) relating to the ordinary and customary maintenance of each Property in Manager’s or Owner’s name. Any of the foregoing contracts shall not require Owner’s prior approval unless they cover services to be provided to more than one Property and do not have a right for Owner to cancel the contract, for convenience, with thirty (30) days’ notice. Owner further authorizes Manager to use funds on deposit in the applicable account, including the Working Capital Account (as defined below) for any such necessary utility deposits required for Utility Service at any such Property and any other services Manager deems necessary, under the Standard of Care, for such Property (any such deposits, the “Utility Deposits”). Notwithstanding anything to the contrary contained herein, in no event shall Manager incur expenses with respect to Utility Services or Utility Deposits (in the aggregate per Property per annum) in excess of $5,000 (the “Utility Expenditure Cap”) without the written consent of Owner, email from nbirney@nexpoint.com or prichards@nexpoint.com being sufficient. Additionally, Manager may enter into an agreement for the payment of utilities with a service provider who provides such services (e.g., Conservice), based upon an agreement mutually acceptable to Manager and such provider, but such arrangement shall not negate the monetary restriction noted in the preceding sentence.
12.Maintenance and Repair of Properties. At Owner’s cost (other than costs caused by, or incurred as the result of, the gross negligence, fraud, bad faith, illegal conduct, or willful misconduct, of Manager or those working on behalf of or at the direction of Manager), Manager shall, in accordance with applicable law and subject to the limitations set forth in Section 30:
(a)maintain or cause to be maintained the buildings, appurtenances and grounds of each Property in “rent-ready” condition, in good repair and operating condition, in

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accordance with the Standard of Care, including, without limitation, performing or causing to be performed all prudent or otherwise desirable repairs, maintenance, cleaning, decorating, alterations, replacements and improvements in and to each Property, maintaining the interior and

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exterior of each Property, painting, landscaping, plumbing, carpentry, maintaining and updating all HVAC and other operating systems and such other normal maintenance and repair work as may be desirable or reasonably requested in writing by Owner, provided that, notwithstanding any contrary provision set forth herein, Manager may make or cause to be made minor repairs, improvements, alterations and decorations of the Property without the prior approval of Owner (each, a “Minor Maintenance Project”); provided that (a) the expenditure amount for each Minor Maintenance Project is less than $5,000 individually and $10,000 in the aggregate for any twelve
(12) month period (the “Minor Maintenance Project Expenditure Cap”), in each case with respect to such Property and (b) the costs of such Minor Maintenance Project shall be paid for by funds then on deposit in the Working Capital Account or such other account designated in writing by Owner, for which Owner has granted Manager access thereto as an authorized user or signatory (each a “Designated Account”);
(b)perform or cause to be performed all capital improvements, including alterations, improvements, additions, replacements or repairs to the Properties (“Capital Expenditures”); provided, however, notwithstanding any contrary provision set forth herein, Manager may not perform or cause to be performed, without the prior written approval of Owner, any Capital Expenditures, if the expenditure amount for such Capital Expenditure is more than
$5,000 individually or $10,000 in the aggregate for any twelve (12) month period, in each case with respect to such Property.
(c)perform or cause to be performed repairs required due to emergencies that threaten life, injury or property, or to avoid the suspension of any necessary service to a Property, or to comply with any and all applicable laws (“Required Repairs”); and
(d)engage such suppliers and hire such contractors as reasonably required for the completion of such maintenance and Capital Expenditures.
Subject to any Owner approval expressly required in this Section 12, Owner hereby expressly authorizes Manager to arrange for, supervise, and enter into contracts for all repairs and maintenance as Manager, acting in accordance with the Standard of Care, considers prudent (either in the name of Owner, or Manager or its affiliates), necessary and appropriate to maintain the Properties in good and rentable condition, or as otherwise directed by Owner in its sole judgment. Notwithstanding the foregoing, no contract entered into by Manager in the name of Owner based on the preceding authority (and not otherwise directed by Owner) shall expose Owner to any liability or obligation other than payment for services rendered in accordance with the terms of the contract with such payment to be due on customary payment terms.
13.Collection of Rental and Other Income. Manager shall collect, or direct the collection by third parties of, all rent, resident payables, reimbursable expenses, and other applicable charges due from tenants of the Properties and all other fees and other charges otherwise due to Owner with respect to the Properties (all such rental fees and other charges being hereinafter collectively referred to as “Rental Income”). Owner authorizes Manager to (or

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to cause any applicable Manager Subsidiary to) request, demand, collect, receive and account for all such Rental Income, and to institute legal proceedings in the name of either Manager, the applicable Manager Subsidiary, or Owner, and as an expense reimbursable by Owner for the collection thereof, and for the dispossession of tenants and other persons from the Properties, which expense

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may include the engaging of counsel for any individual matter, as long as the hourly rate or per matter rate, as applicable, for any attorney billing for such matters does not exceed the greater of
$350 per hour or $1,000 per matter. By the fifth day of each month, Manager shall provide Owner with a list of all judicial proceedings instituted in the prior month by Manager regarding the Properties. Owner shall have the right to dictate the decisions regarding any legal proceeding filed in its name, but Manager may make decisions regarding the proceedings absent written direction to the contrary from the Owner. All tenants shall be directed to send their rent payments to the Owner Collection Account (as defined below). Reasonable attorneys’ fees, filing fees, court costs and other necessary expenses incurred by Manager in connection with such actions described above and not recovered from residents shall be paid by Owner. Manager may select the attorney of its choice to handle any such actions as long as the hourly rate or per matter rate, as applicable, for any attorney billing for such matters does not exceed the greater of $350 per hour or $1,000 per matter.
14.Affiliate Arrangements. In performing its responsibilities under this Agreement with respect to the Properties, Manager may, from time to time, and at any time, deal with any of its affiliates or use the services offered by any division or employees of Manager or its affiliates. The amounts payable to any affiliate or Manager itself shall be based on what would have been paid under an arm’s-length contract, for the same scope of work, with an un-affiliated entity in the general vicinity and in the city where the applicable Properties are located and shall be terminable concurrently with any termination of this Agreement and shall not be included in any Management Compensation as set forth in this Agreement. Owner acknowledges and agrees that Manager is an affiliate of Evergreen Residential Holdings, LLC, as well as an affiliate of other service providers to Owner in connection with the Properties.
15.Tenant Liaison; Tenant Complaints and Requests. Manager shall maintain commercially reasonable communication and relationships with tenants consistent with the Standard of Care, which such methods of maintaining communication and relationships with tenants shall include (without limitation) use of a professionally staffed call center (accessible 24/7/365 with respect to maintenance emergencies and 8:30 AM CT to 5:30 PM CST on Monday to Friday or 10:00 AM CST to 5:00 PM CST on Saturday for all other matters; provided, however, that the call center is closed on Sundays and holidays), access to a professionally designed resident portal at all times, SMS or text messaging capabilities for seeking and receiving customer support and logging maintenance requests, and a functioning (and legally compliant) website accessible by tenants for seeking and receiving customer support, making payments (including autopay), and logging maintenance requests. Further, Manager shall work in good faith with personnel of Owner and its affiliates on the design and functionality of all websites used for communicating with, or advertising to, current or potential tenants of the Properties. Manager shall be responsible for giving or causing to be given (a) all notices and statements as and when required to be sent to tenants under applicable leases of the Properties and applicable law, and (b) all other notices necessary for the administration and management of the Properties.
Manager shall, as Manager reasonably deems necessary, send or cause to be sent appropriate, and legally required, notices of delinquency or other lease violations and apply late

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charges and fees according to the provisions of each tenant lease and applicable law. Manager shall use or cause to be used reasonable and lawful efforts to demand payment of and collect any amounts that are in arrears from a tenant at any Property. Upon written request by Owner with

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respect to compliance with applicable law and leases and delivery of notices in accordance therewith, Manager shall deliver such information as Owner may, in good faith, request in writing from time to time.
If Manager institutes, or responds to, any legal or equitable proceedings to recover any payments or amounts that are in arrears from a tenant at any Property or any other person or entity with respect to a Property, in each case as may be permitted under this Agreement and in accordance with applicable law, such proceedings shall be in the name of either Owner, Manager or a Manager Subsidiary, and, in each case, shall be at Owner’s sole expense as long as the hourly rate for any attorney billing for such individual matters does not exceed the greater of $350 per hour or $1,000 per matter.
Manager shall be responsible for receiving and responding timely to consumer complaints as they pertain to tenants, leases and/or Properties. Manager shall maintain complaint resolution policies and procedures and shall further provide Owner with monthly reports summarizing any complaints threatening or resulting in litigation and all other material complaints and responses thereto for the given time period. Manager shall maintain records showing the action(s) taken with respect to each such material complaint made in writing or via phone call to Manager.
16.Returns Required by Law. Manager shall execute and file when due all forms, reports and returns required by applicable law relating to the employment of Manager’s or its affiliate’s personnel (which shall be at Manager’s sole expense) and to the operation of the Properties. Manager shall, subject to the limitations set forth in Section 33(a), indemnify and hold harmless the Owner for any employment claims filed against Owner due to alleged violations of employment law by Manager.
17.Affordable Housing. Manager shall reasonably assist Owner (at Owner’s sole cost) with matters concerning affordable housing qualification and compliance to the extent applicable, including as required by Section 18 of this Agreement.
18.Compliance with Legal Requirements. At all times, Manager shall comply with the applicable laws and ordinances affecting the Properties and leasing activities at the Properties by any federal, state, county or municipal authority having jurisdiction thereover and orders of the board of fire underwriters or other similar bodies.
19.Embargoed Persons. Manager shall, in connection with the approval process for prospective tenants, reject to the extent permissible by applicable laws any application from a prospective tenant that (i) is listed on any Government Lists or (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof. Upon Manager obtaining actual knowledge that any tenant of a Property is listed on any Government List, Manager shall promptly and no later than two (2) business days after obtaining actual knowledge (I) provide written notice to Owner and OFAC

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identifying the applicable tenant and related Property, and (II) take such further action with respect to such tenant as is required pursuant to the Patriot Act or other applicable law or regulation. For purposes hereof, the term (x) “Government List” means (A) the Annex to Presidential Executive Order 13224

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(Sept. 23, 2001), (B) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/ downloads/t11sdn.pdf or any successor website or webpage) and (C) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Regulatory Authority that Owner notifies Manager in writing is now included in “Government List”; and (y) “OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
20.Anti-Money Laundering Compliance. Manager has in place and shall maintain procedures to ensure its compliance with all applicable anti-money laundering laws and regulations, including, without limitation, the Patriot Act (collectively, the “Anti-Money Laundering Laws”), including conducting the due diligence required under the Anti-Money Laundering Laws in connection with the leases and tenants, including with respect to the legitimacy of the applicable tenant and the origin of the assets used by said tenant to lease the applicable Property and maintaining sufficient information to identify the applicable tenant for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws.
21.Claims for Tax Abatements and Eminent Domain Awards. When reasonably requested by Owner in writing from time to time, Manager shall, without charge or reimbursement, except for out-of-pocket expenses incurred by Manager, render advice and assistance to Owner in the negotiation and prosecution of all claims for the abatement of property and other taxes affecting any Property and for awards for taking by eminent domain affecting any Property. Manager shall have the right to act on behalf of Owner in connection with any de minimis easement requests or related matters.
22.Insurance Requirements for Manufacturers, Service Providers and Contractors. Manager shall require all service providers, contractors or other providers that are engaged by Manager and providing Services, have appropriate insurance, as reasonably determined by Manager in accordance with Manager’s vendor insurance requirements attached hereto as Exhibit F. Any certificates of insurance of such service providers, contractors or other providers that are obtained by Manager shall be kept by Manager in accordance with Section 26.
23.Homeowner Associations. Manager shall act as Owner’s liaison with each applicable Homeowner Association (“HOA”) of which the Properties may be a part, and Owner authorizes Manager to receive all notices and other information from such HOAs on behalf of Owner and to provide all information that is reasonably requested by any such HOA. Manager shall pay when due, utilizing funds from the applicable account, including the Working Capital Account (or such other reserve account established by Owner for such purposes, if any), any proper and supported HOA dues, costs and expenses for any Property for which Manager has received an invoice. Manager (and/or employees of Manager or its affiliates) shall serve as Owner’s representative on any HOA or similar board on which Owner has control or the right to appoint members or representatives. Manager shall maintain current records of each HOA, including its name, address and contact person(s) and maintain all invoices and receipts relating to each payment made to a HOA, such records to be kept by Manager in accordance with Section 26. For the avoidance of doubt, Manager may utilize a Manager Vendor for the Services

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specified in this Section 23 at Manager’s expense. In the event this Agreement is terminated, Manager shall work with Owner to ensure Manager or its designee is, within thirty (30) days of the termination,

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replaced by a designee of Owner on all HOA or similar boards on which Owner has control or the right to appoint members or representatives.
24.Delays in Performance of Services. In the event a Party’s performance of any obligation under this Agreement is delayed by reason of delays beyond such Party’s control, including, without limitation, acts of God; abnormal inclement weather for the time of occurrence; war; insurrection; terrorist acts; labor strikes; inability to obtain necessary permits, licenses or approvals, issued by a governmental agency or body or otherwise, including, without limitation, due to any act or omission by the party issuing the permit, license or approval; or any other event outside of the reasonable control of such Party (each, a “Force Majeure Event”), the time for completion of such obligation as set forth in this Agreement shall be extended for a reasonable period of time that such Party is unable to fulfill such obligation as a result of any such event and/or this Agreement may be terminated by Manager or Owner with respect to such Property if the performance required by this Agreement is delayed by more than forty-five (45) days; provided, however, that the foregoing shall not apply with respect to either Party’s requirement to transfer funds or make payment in accordance with the terms of this Agreement.
25.Manager’s Authority. To authorize and permit Manager to perform the Services provided for hereunder, Owner agrees to execute and deliver to Manager (and to the extent reasonably requested by Manager, to cause any Subsidiary (as defined in the Letter Agreement) to execute and deliver) a power of attorney substantially in the form attached hereto as Exhibit A (the “Power of Attorney”). The Parties agree to cooperate in good faith to update the Power of Attorney as reasonably requested by either Party, but neither Party shall be in breach of this Agreement for failure to make any such updates. Manager may request in writing that Owner execute certificates, resolutions or other similar documents from time to time as needed to evidence Manager’s right to perform the Services and if Owner fails to provide any such documents so requested by Manager within ten (10) Business Days of such request, and such failure precludes Manager’s ability to perform any of the Services or Manager’s (or its affiliates) obligations hereunder, then, for so long as Owner fails to execute such certificates, resolutions or other similar documents (including during the ten (10) Business Day notice period), Manager shall not be liable for any failure to perform any such Services or obligations so precluded, and any such failure shall not constitute an “event of default” hereunder.
26.Books and Records.
a.Manager shall maintain an accurate and complete set of books of account and other records with respect to the Properties and the Services containing, among other things, separate entries for all amounts received and expenditures incurred in the management of the Properties and the provision of the Services. Manager shall provide Owner, and individuals designated by Owner, with access via online (or other readily accessible electronic means) to such records, books and accounts and to all vouchers, files and all other material pertaining to the Properties and this Agreement, and Owner, and other parties designated by Owner, shall have at all reasonable times, upon prior written notice, access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Properties and this Agreement, all of which Manager agrees to keep available and separate from any records not having to do with the

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Properties. Owner shall have the right (at its expense) to audit the books and records of Manager. Such books of account shall be available upon five (5) business days’ prior written notice, during normal business hours

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for inspection by Owner or Owner’s duly authorized agents. Manager shall maintain and preserve its relevant records, books and accounts, at no cost to Owner. Such books and records shall be kept, in all material respects, in accordance with sound accounting practices and generally accepted accounting principles in effect in the United States and maintained at the office of Manager for a period of seven (7) years after the expiration or termination of this Agreement or such longer period as required by applicable law, unless Owner requests the return of such records (or Manager returns such records to Owner following the termination of this Agreement) in which case Manager shall duly deliver such records to Owner at Owner’s cost and expense; provided that Manager shall be entitled to keep copies of such records as may be required under applicable laws, regulations or its document retention and/or archival policies/protocols. All such records shall belong to Owner. To the extent any audit conducted by Owner determines that Owner has overpaid Manager for reimbursable expenses to Manager or direct payments to third-parties by more than 5% in the aggregate, Manager shall be required to reimburse Owner for the cost of the audit, adjust the books, records or accounts, as applicable, to reflect the correct information, and provide Owner with any refunds or other reimbursement that is owed based on the audit results.
b.Manager shall prepare the reports listed on Exhibit G on such periods as are specified therein. Such reports will be received by Owner not later than ten (10) business days following the relevant reporting period. To support the monthly financial reports, Manager shall maintain copies of all relevant records, including, but not limited to, (a) bank statements, bank deposit slips, and canceled checks, (b) comprehensive bank reconciliations, (c) detailed cash receipts records, (d) summaries of adjusting journal entries, and (e) copies of paid invoices.

c.The parties further acknowledge that Owner is directly or indirectly owned by an entity (a “REIT Investor”) that is intended to qualify as a “real estate investment trust,” as such term is defined in the Internal Revenue Code of 1986, as amended (the “Code”), and Manager agrees that it shall use commercially reasonable efforts to operate the Properties such that REIT Investor will not fail to meet the requirements of Sections 856(c)(2), (3) or (4) of the Code as a result of REIT Investor’s direct or indirect interest in Owner (assuming that for purposes of this Section 26(c), REIT Investor’s direct or indirect interest in Owner is the sole asset of REIT Investor)(the “REIT Covenant”); provided that for purposes of complying with the REIT Covenant, (i) at the request of Owner, Manager agrees to provide Owner any information available to Manager or that Manager may obtain without undue effort and expense and reasonably required to determine whether REIT Investor is expected to satisfy the income and assets tests set forth in Sections 856(c)(2), (3) and (4) of the Code; (ii) Manager shall conclusively assume that operating the Properties in accordance with the business plan approved pursuant to the Asset Management Agreement complies with the REIT Covenant; and (iii) Manager may consult with and seek the written consent from Owner relating to any proposed transaction (or other legal matter) described in a lease, sublease, contract for the provision of services to any tenant or subtenant or any other contract or any other proposed transaction (“Proposed Transaction”) in connection with Manager’s compliance with the REIT Covenant and Manager may conclusively rely on the consent of Owner to such Proposed Transaction. Owner shall provide Manager with reasonable written guidance and direction so that Manager may comply with its obligations hereunder and Manager shall not be deemed to be in breach of

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the REIT Covenant if Manager uses commercially reasonable efforts to comply with such guidance and directions. All expenses necessary to so comply with the foregoing obligations shall be reimbursable to Manager, but only to the extent such costs would not have been otherwise incurred pursuant to this Agreement.

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d.No later than November 15th (or the preceding Business Day), Manager shall provide Owner with a proposed, annual budget, for the following calendar year, that covers all Managed Properties and is in a consolidated and by market form (the “Proposed Annual Budget”). Further, within thirty (30) days of the end of any of Owner’s fiscal quarters, Manager shall provide Owner with a reforecast of the remainder of the Approved Annual Budget.

27.Agent of Owner. Manager shall be acting as the agent of Owner in the performance of its duties as a manager of the Properties to the extent that such duties are performed by Manager, any Manager Subsidiary and/or Manager Vendors in accordance with the terms and conditions of this Agreement.
28.Working Capital. Owner shall be responsible for providing all such funds as may be necessary to discharge financial commitments, including, but not limited to, accounts payable and other expenses required to manage and operate the Properties, and Manager shall have no responsibility or obligation to furnish or advance any such funds except when such funds are owed due to the gross negligence, fraud, bad faith, illegal activity or willful misconduct, of Manager or any person acting on behalf of or at the direction of Manager. Pursuant to Section 29(c), Owner shall designate in writing a bank account of Owner, and grant Manager access thereto as an authorized user or signatory for such purposes (the “Working Capital Account”).
29.Cash Management.
(a)Operating Accounts. Unless otherwise requested in writing by Owner or otherwise required by applicable law or loan documents applicable to the Properties, Manager shall direct, or cause all applicable Manager Subsidiaries to direct, all tenants to send all rent payments and other sums obtained from tenants under leases (other than the security deposits that are deposited into the Security Deposit Accounts as set forth in Section 29(b)) to an FDIC-insured account in Owner’s name for which Owner has designated Manager as an authorized user or signatory (the “Owner Collection Account”). Notwithstanding the foregoing, the Parties may agree, with each being able to agree or withhold agreement in its sole discretion, to set up an FDIC- insured account in Manager’s name (the “Manager Operating Account”) for certain purposes hereunder. Unless otherwise requested in writing by Owner or otherwise required by applicable law or loan documents applicable to the Properties, any rent collected by Manager itself in cash or by check or any cash proceeds (if any) held by Manager itself, or in the Manager Operating Account (if any), shall be deposited by Manager to the Owner Collection Account within five (5) days after receipt thereof by Manager. Manager shall be responsible for any transfer fees resulting from movement of funds from the Manager Operating Account to the Owner Collection Account or other account required by the loan documents applicable to the Properties.
(b)Security Deposit Account. Unless otherwise requested in writing by Owner or otherwise required by applicable law or loan documents applicable to the Properties, Manager shall, or shall cause, all applicable Manager Subsidiaries to deposit all security deposits received from tenants in connection with leases of the Properties in an FDIC-insured account at a depository bank reasonably acceptable to Owner and in Owner’s name for which Owner has

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designated Manager as an authorized user or signatory (the “Security Deposit Account”). Unless otherwise requested in writing by Owner or otherwise required by applicable law or loan documents

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applicable to the Properties, if Manager determines that all or any portion of a security deposit is not required for repair or maintenance or to satisfy overdue amounts due to Owner by a tenant and is otherwise to be returned to any tenant in accordance with the applicable lease and laws, Manager shall cause such amount to be returned to the applicable tenant.
(c)Working Capital. Owner hereby agrees to deposit into the Working Capital Account, or if requested by Owner in writing, into a Designated Account, an amount equal to
$50.00 per Property (the “Maintenance and Repair Reserve Amount”) to be used by Manager on behalf of and for the benefit of Owner for maintenance and repair of the Properties. Owner may deposit additional amounts in the Working Capital Account or a Designated Account, as applicable, to be used by Manager on behalf of and for the benefit of Owner for tenant turn costs, capital expenditures and other expenditures incurred in the normal course of operating the Properties. If Manager uses or applies all or any portion of the Maintenance and Repair Reserve Amount as provided herein, Owner shall, no more than once per calendar month and within five
(5) business days’ after demand from Manager, including reasonable supporting documentation for advances made from the Maintenance and Repair Reserve Amount, deposit into the Working Capital Account or a Designated Account, as applicable, an amount of funds sufficient to restore such Maintenance and Repair Reserve Amount to the full Maintenance and Repair Reserve Amount required by this Section 29(c). The Working Capital Account or a Designated Account, as applicable, may be a sub-account of an Owner operating account.
(d)Intentionally Omitted.
(e)Disclaimer. Except for the payment of fees and expenses in accordance with this Agreement and the maintenance of reserves, Manager hereby irrevocably disclaims any and all present or future interests in the Manager Operating Account, the Working Capital Account, or any Designated Account or Security Deposit Account and in any of the collections or security deposits.
(f)Accounts. Upon the written request of Owner, the Parties will work in good faith such that each of the Manager Operating Accounts will be deposit accounts in the name of Owner. Manager shall work in good faith with Owner with respect to any account control agreements relating to accounts hereunder that may be required by a lender or in the case of a securitization. Manager further acknowledges that if required by a lender or in the case of a securitization, this Agreement may need to be amended or supplemented for the account structure required by such lender or securitization. To the extent that any of the accounts described in this Agreement are not set up or otherwise functional on the Effective Date, or at the time that there will be cashflow under this Agreement (including with respect to the Properties), the Parties will work in good faith to create an account and cash management structure for such period. Manager is hereby authorized to make any adjustments to any account established in its name in order to comply with applicable law, but to give Owner notice if such change violates this Agreement so that Owner can move the funds to a different account and amend this Agreement as needed to avoid the violation of this Agreement caused by the legal requirement.
30.Expense of Owner.

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(a)Except as otherwise set forth in this Agreement, Owner shall be liable for all costs and expenses of maintaining and operating the Properties (“Operating Expenses”) and all Capital Expenditures made with respect to the Properties, and except as otherwise specifically provided in this Section 30(a), Owner shall pay for all reasonable out-of-pocket costs and expenses incurred by Manager in connection with the maintenance or operation of the Properties or the performance by Manager of its duties under this Agreement. Owner shall not be obligated to pay for (i) purchases of, or contracts for, materials or services constituting overhead of Manager and centralized software and computer support of Manager, (ii) expenses for Manager’s office equipment, supplies, materials or services, (iii) any overhead expenses of Manager incurred with respect to its general offices, (iv) any compensation, benefits, payroll taxes or other direct costs, of personnel of Manager, (v) any costs and expenses specifically allocated to Manager under this Agreement, or (vi) any costs and expenses caused by, or incurred as the result of, the gross negligence, fraud, bad faith, illegal conduct, or willful misconduct, of Manager or those working on behalf of or at the direction of Manager.
(b)Manager is hereby authorized to incur Operating Expenses and Capital Expenditures on behalf of Owner, the necessity, nature and amount of which may be determined in Manager’s discretion in accordance with the Standard of Care and the terms of this Agreement. For the avoidance of doubt, Owner’s approval shall not be required for any expense that is (i) a Minor Maintenance Project that does not exceed the Minor Maintenance Project Expenditure Cap,
(ii) a Required Repair, and/or (iii) expenditures for Utility Services and Utility Deposits that do not exceed the Utility Expenditure Cap. All such Operating Expenses and Capital Expenditures shall be paid from funds on deposit in the applicable account, including the Working Capital Account or any Designated Account.
(c)Manager shall maintain accurate records with respect to each Property reflecting the status of Operating Expenses and Capital Expenditures payable in respect thereof and shall furnish to Owner from time to time such information regarding the payment status of such items as Owner or Owner’s lenders may from time-to-time reasonably request. Manager shall arrange for the payment of all Operating Expenses and Capital Expenditures payable by Owner as the same become due and payable out of funds available for that purpose in the applicable account, including the Working Capital Account or a Designated Account, as applicable (excluding any amount paid from any reserve funds held by Owner’s lenders). All Operating Expenses and Capital Expenditures (excluding those paid from reserve funds) will be funded through the applicable account, including the Working Capital Account or a Designated Account, as applicable (or such other account designated by Manager from time to time), and Manager shall have no obligation to subsidize, incur, or authorize any Operating Expense or Capital Expenditure that cannot, or will not, be paid by or through the applicable account, including the Working Capital Account or a Designated Account, as applicable (excluding any amount paid from reserve funds).
(d)For the avoidance of doubt, with respect to each Property, tax, insurance, and HOA dues, costs, and expenses are obligations of Owner and payable from lender escrows, the Working Capital Account or a Designated Account, as applicable.

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31.Compensation and other Fees to Manager. In consideration of the Services, Owner agrees to pay to Manager the fees set forth on Exhibit B attached hereto (collectively, the “Management Compensation”). It is understood and agreed that the Management Compensation

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shall not be reduced by the expenses of Owner under Section 30. Amounts on deposit in the Working Capital Account or any Designated Account may be utilized to pay Management Compensation or, for the avoidance of doubt, any reimbursements to Manager permitted under the terms of this Agreement, as long as such payment would not cause the accounts to lack sufficient funds to cover the budgeted needs of the Properties for the next six (6) months. Notwithstanding the foregoing, nothing contained herein, shall affect Owner’s obligation to pay Manager the Management Compensation or any reimbursements to Manager permitted under the terms of this Agreement, at and when the same are due and payable hereunder.
32.Confidentiality.
(a)In performing their obligations pursuant to this Agreement, either Party may disclose to the other Party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including, without limitation, documents), certain non-public confidential or proprietary information, including, without limitation, the names and addresses of tenants, the Properties, a party’s customers, marketing plans and objectives, research and test results, operating budgets and other information that is confidential and the property of the Party disclosing the information (“Confidential Information”). The Parties agree that the term “Confidential Information” shall include (a) business information (including all operating budgets, marketing plans, products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (b) technical information (including software, algorithms, models, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works).
(b)Each Party (including, without limitation, its respective current and future affiliates, direct and indirect beneficial owners, and their respective officers, directors, managers, counsel, representatives, employees, advisors, accountants, auditors and/or agents (“Representatives”)) shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing Party, disclose any Confidential Information of the disclosing Party in violation of this Agreement; provided, however, that there shall be no obligation on the part of the Parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either Party or any of its respective Representatives from a third party on a non-confidential basis provided that to such receiving Party’s knowledge such third party is not prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation to the other Party, its Representatives or another party or (iv) was or hereafter is independently developed by either Party or any of its Representatives without violation of its obligations under this Agreement. Each Party represents and covenants that it will

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protect the Confidential Information of the other Party in accordance with prudent business practices and will use at least the same degree of care to protect the other Party’s Confidential Information that it

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uses to protect its own confidential information of a similar type. Notwithstanding anything contained herein to the contrary, (A) a receiving Party shall be permitted to disclose Confidential Information (i)(a) to any Regulatory Authority (as defined below), without notice to, or consent by, the disclosing Party, (1) in the course of an ordinary examination, inquiry, or routine audit, that does not target the other Party, the Properties, this Agreement, or the Confidential Information and
(2) as otherwise required by applicable law, rule, or regulation, (including those of the Securities and Exchange Commission (“SEC”) and (b) in the event that the receiving Party or any of its Representatives receives a request or is required by applicable law, rule, regulation, legal proceeding, court order, subpoena, deposition, administrative proceeding, inspection, audit, civil investigative demand, formal or informal investigation by any government or governmental agency or authority or other legal, governmental or regulatory process, or other legal process, to disclose all or part of the Confidential Information to, among others, a court, arbitral panel, governmental agency or other tribunal, the receiving Party will, to the extent legally permitted, notify the disclosing Party of the request, reasonably cooperate with the disclosing Party in seeking a protective order or request for other appropriate remedy to the extent legally permissible and at the sole cost and expense of the disclosing Party, disclose only that portion of Confidential Information which is requested or legally required to be disclosed and exercise its commercially reasonable efforts to ensure that confidential treatment will be accorded to the Confidential Information by the party receiving the same, (ii) to any actual or potential investor, lender, rating agency or their respective Representatives in connection with an equity investment, financing, refinancing or securitization, of a Property, (iii) that is disclosed in connection with litigation regarding this Agreement or the subject matter contained herein, or (iv) to such receiving Party’s Representatives so long as such Representative is made aware of the confidential nature of the Confidential Information; such receiving Party agrees to be responsible for any action of its Representatives that would amount to a breach of the confidentiality obligations contained herein if such Representative were the receiving Party and (B) Manager shall be permitted to disclose (1) the Confidential Information to Manager Subsidiaries and Manager Vendors (and such parties shall be permitted to further disclose) to the extent reasonably necessary (as determined by Manager in accordance with the Standard of Care) to perform the Services but Manager agrees to be responsible for any action of any Manager Subsidiary and Manager Vendor that would amount to a breach of the confidentiality obligations contained herein if such Manager Subsidiary or Manager Vendor was the receiving Party and (2) the relevant portions of this Agreement, (including the Power of Attorney) to any title company or any other party that requires, as part of Managers performance of the Services, evidence of Manager’s authority to perform its obligations under this Agreement or to delegate the same to Manager Subsidiaries and/or Manager Vendors; provided that, in the case of the foregoing clause (A), such persons are informed of the confidential nature of the information. As used herein, “Regulatory Authority” means all local, state and federal regulatory authorities, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or to Owner, Owner’s affiliates, or Manager.
(c)The Parties agree that the disclosing Party owns all rights, title and interest in and to its Confidential Information and any and all modifications to such Confidential

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Information, and that the Party receiving the Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The Parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving Party

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agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement and in furtherance of the Services. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise. Notwithstanding anything to the contrary contained herein, Owner shall own all Confidential Information with respect to the Properties, which, for the avoidance of doubt, shall not include any Confidential Information relating to Manager, any Manager Subsidiary, or any Manager Vendor), and Owner shall be free to disclose such Confidential Information to third parties in its sole discretion.
(d)Following termination of this Agreement, upon the request of the disclosing Party, the non-disclosing Party will, promptly after receiving a written request by the disclosing Party, destroy all Confidential Information furnished to it and/or any of its Representatives by or on behalf of the disclosing Party. Except to the extent a Party is advised by legal counsel that such destruction is prohibited by applicable law, the non-disclosing Party and its Representatives will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by the non-disclosing Party and/or its Representatives based upon, containing or otherwise reflecting any Confidential Information; provided, however, that neither the non-disclosing Party nor any of its Representatives shall be obligated to return or destroy Confidential Information (i) to the extent it has been electronically archived by any such Party in accordance with its automated security and/or disaster recovery procedures as in effect from time to time or (ii) to the extent required by law or their respective internal record retention policies for legal, compliance or regulatory purposes; provided that any such Confidential Information retained shall remain subject to the confidentiality provisions contained herein for (x) with respect to Confidential Information pertaining to Manager’s, any Manager Subsidiary's or any Manager Vendor’s business information or operations, for two (2) years following the date on which Manager is no longer providing the types of services covered by this Agreement for any property owned by Owner or its affiliates and (y) with respect to all other Confidential Information not covered in subclause (x) hereof, one (1) year following the date on which Manager is no longer providing the types of services covered by this Agreement for any property owned by Owner or its affiliates, provided, however, Owner may not, without the prior written consent of the relevant Manager Owner (as defined below) (which consent may be granted or withheld in such Manager Owner’s sole discretion), make any announcement suggesting that Owner is working with, or in a contractual relationship with, any person or entity that Owner knows to be a Manager Owner unless a separate written agreement exists between such Manager Owner and Owner or its affiliates. At the request of the disclosing Party made at the time of its request for the return and/or destruction of Confidential Information, the return and/or destruction of materials in accordance with the foregoing shall be confirmed to the disclosing Party in writing by an authorized officer of the non- disclosing Party.
(e)Owner has informed Manager of the applicability of United States federal and state securities laws to the use of material, non-public information, specifically as it relates to trading in securities of VineBrook Homes Trust, Inc., the indirect parent of Owner, and Manager agrees to comply, shall inform all Manager Parties and use commercially reasonable efforts to cause Manager Parties to comply, with such rules and related regulations in all material respects

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and the VineBrook Homes Trust, Inc. insider trading policy, which was provided to Manager prior to its execution of this Agreement.

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(f)Neither Party nor any of their respective affiliates shall issue any press releases or otherwise make any public statements with respect to the other Party, any Manager, Owner, or any of their respective affiliates, or the transactions contemplated by this Agreement, including, without limitation, making reference to or using the name of the other Party, any Manager Owner, or any of their respective affiliates, under any circumstance, without the prior written consent of Manager, such Manager Owner or Owner, as applicable, which consent may be granted or withheld in Manager’s, such Manager Owner’s or Owner’s sole discretion, as applicable. The Parties agree, however, that Owner and its affiliates may make such disclosures as are required by them by the regulations of the SEC.
33.Indemnification and Release Rights.
(a)Manager shall indemnify, defend, protect and hold harmless Owner and its affiliates, and their respective past, present, and future, members, managers, officers, directors, partners, shareholders, attorneys, agents, principals, consultants, and employees, and their respective successors and assigns, (each, an “Owner Indemnitee”), from and against any and all losses, claims, actions, causes of action, liabilities, damages, deficiencies, and reasonable and documented out-of-pocket costs and expenses, including (but not limited to) interest, penalties and reasonable and documented out-of-pocket attorneys’ fees, (each of the foregoing individually a “Claim” and collectively the “Claims”), arising out of, or to the extent attributable to, any or all of (i) the gross negligence, fraud, bad faith, illegal activity, or willful misconduct of Manager, (ii) any failure of Manager to materially perform any of its obligations as and when required under this Agreement, but only following the expiration of any applicable notice and cure periods, or
(iii) a knowing and intentional breach of any representation made by Manager in this Agreement. Manager shall not however, owe any indemnity under this Agreement to the extent the matter for which indemnification is sought is (x) caused or relates to, or arises from, any Owner Indemnitee’s gross negligence, fraud, bad faith, illegal activity, willful misconduct or material breach of this Agreement or (y) one for which Owner owes Manager indemnification, and provided, further, that Manager’s indemnification obligations hereunder (other than to the extent arising under clause (i) or clause (iii) of this Section 33(a)) shall not exceed the greater of (i) the insurance proceeds available from policies carried by Manager or (ii) the greater of the amount of the Management Compensation received under this Agreement and Ten Million Dollars ($10,000,000.00). The indemnification contained in this Section 33(a) shall survive any termination of this Agreement.
(b)Owner shall defend, indemnify, protect and hold harmless Manager, Manager’s affiliates and Manager’s Owners, and their respective members, managers, officers, directors, partners, attorneys, agents, principals, contractors, subcontractors and employees, and each of them (each, a “Manager Indemnitee”), from and against any and all Claims arising out of, or to the extent attributable to, any or all of (i) the Properties or management thereof by Manager in accordance with this Agreement, (ii) the failure of Owner to materially perform its obligations hereunder as and when required under this Agreement, but only following the expiration of any applicable notice and cure periods, (iii) conduct at or management of the Properties prior to the Effective Date, (iv) conduct of Owner prior to the Effective Date, or (v)

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the material breach of any representation made by Owner in this Agreement. Owner shall not, however, owe any indemnity under this Agreement to the extent the matter for which indemnification is sought is (x) caused by, relates to, or arises from, any Manager Indemnitee’s gross negligence, fraud, bad faith, illegal activity, willful misconduct or material breach of this Agreement or (y) one for which Manager

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owes Owner indemnification. The indemnification contained in this Section 5(b) shall survive any termination of this Agreement.
(c)Within 15 days after receipt by a party seeking indemnification (“Indemnified Party”) of written notice of the commencement of any proceeding against it regarding a Claim for which the Indemnified Party seeks indemnification, as applicable, such Indemnified Party will give written notice (in reasonable detail and indicating the estimated amount of such Claims, in each case to the extent reasonably practicable) to the party from whom indemnification is sought (such party, the “Indemnifying Party”) of the commencement of such proceeding. The failure to notify the Indemnifying Party within such 15-day period will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice. If any such proceeding is brought against an Indemnified Party and such Indemnified Party gives notice thereof to the Indemnifying Party, the Indemnifying Party will be entitled to participate in such proceeding (at its sole cost and expense) or, subject to the limitations set forth herein, to assume the defense of such proceeding (at its sole cost and expense) with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of a proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 33 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding; provided, that the Indemnified Party shall have the right to participate in the defense of any claim or proceeding with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided, further, that the Indemnified Party shall have the right to participate in the defense of any claim or proceeding with separate counsel paid for by the Indemnifying Party if the Indemnified Party, on advice of counsel, notifies the Indemnifying Party that there is a conflict of interest between the Indemnified Party and the Indemnifying Party or the Indemnified Party has defenses available to it that are not available to the Indemnifying Party. If the Indemnifying Party assumes the defense of a proceeding, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof. The Indemnifying Party’s right to conduct the defense of a proceeding will be conditioned upon the Indemnifying Party’s continued diligent, good-faith defense of such proceeding. If the Indemnifying Party ceases to diligently defend in good faith such proceeding after 10 days’ written notice thereof by the Indemnified Party, the Indemnified Party may thereafter defend, compromise and settle such third-party proceeding. Unless the settlement, compromise or consent provides for a full release of the Indemnified Party with regard to the Claims on which the Indemnified Party sought indemnification, no Indemnifying Party will settle, compromise or consent to the entry of a judgment of any claim or proceeding subject to this Section 33 without the prior written consent of the Indemnified Party, which consent may be granted or withheld in the Indemnified Party’s sole discretion.
34.Exculpation. Notwithstanding anything herein to the contrary (but provided in each case that neither Manager, nor anyone one acting at its direction or on its behalf, nor any of their directors, agents (including any third-party to whom Manager has delegated the performance of any of its duties or obligations under this Agreement), employees, or officers

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(collectively with Manager, the “Manager Parties”), has directed a party to undertake the conduct at issue, or acted in an illegal manner or with fraud, bad faith, gross negligence or willful misconduct in connection

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therewith nor materially breached this Agreement beyond any applicable notice and/or cure periods), Manager assumes no liability and shall not be liable for: (a) any acts or omissions of (i) Owner or any previous or subsequent owners of each Property unless Manager, or any Manager Party, was a previous or subsequent owner of the applicable Property when such act or omission occurred, (ii) any previous or subsequent property managers or other agents of Owner or any previous owner of each Property, other than any Manager Party, (iii) any third parties who were engaged by or on behalf of Owner or any previous owner of each Property, or subsequent or previous property manager, including, without limitation, any service providers, contractors, subcontractors, vendors or other providers, other than any Manager Party or (iii) any other third party not engaged by any Manager Party; (b) any failure of or default by any tenant (other than a Manager Party) in the payment of any rent or other charges due Owner, or for any such tenant’s failure to perform any of its obligations under its lease or with respect to such tenant’s or its invitees’ conduct at the Property, or in the performance of any obligations owed by any tenant (other than a Manager Party) to Owner pursuant to any rental agreement or otherwise; (c) any liability for violations of environmental laws; (d) the financial performance of each Property; (e) compliance by each Property, any building thereon or any equipment therein with the requirements of the Compliance Obligations; (f) any fees or costs associated with the remediation, maintenance, repair or replacement of a Property to address any inspection items noted on a inspections requested by the state, county, city or municipality including, but are not limited to, code compliance inspections, subsidized housing inspections and rental license inspections (collectively, “City Requested Inspections”) or otherwise required by a city or municipality in which a Property sits; and/or (g) any fines, fees or costs assessed by any City Requested Inspection of a Property.
35.Insurance.
(a)As an Operating Expense, Owner or Owner’s representative shall cause to be provided and maintained the insurance coverages for the Properties in such amounts and with such coverages as determined by Owner in its sole discretion.
(b)At its own expense, Manager shall maintain each and all of the following types and amounts of insurance coverage and such other insurance (e.g., fire, flood, earthquake, etc.) as Manager considers appropriate in connection with its business or as otherwise required or directed by Owner. Owner shall be named as an additional insured under Manager’s automobile, commercial general liability, umbrella, and cyber policies. Further, each policy shall contain an endorsement requiring the insurer to provide Owner with thirty (30) days written notice prior to cancellation of the policy. Insurance coverage shall be as follows:
(i)Comprehensive crime insurance including employee dishonesty covering Manager, Manager Subsidiary and all employees of Manager handling Owner’s funds or other documents, with a per claim limit of not less than One Million Dollars ($1,000,000).
(ii)Errors and omissions insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence and in aggregate.

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(iii)Worker’s compensation insurance in compliance with all applicable federal, state and local laws and regulations covering all employees of Manager.

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(iv)Commercial automobile liability coverage of Two Million Dollars ($2,000,000) per accident, combined single limit bodily injury and property damage (which coverage shall include, without limitation, liability assumed under any contract).
(v)Commercial General Liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and Two Million Dollars ($2,000,000) in the aggregate, applying to bodily injury and property damage, with Broad Form Liability Endorsement on an occurrence basis and including coverage for the hazards of operation, independent contractors, products and completed operations.
(vi)Comprehensive cyber insurance, with a per-claim and aggregate limit of not less than Two Million Dollars ($2,000,000).
(vii)Directors’ and officers’ fiduciary and employment practices liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence and in aggregate.
(viii)Umbrella Liability insurance with a combined single limit of not less than Ten Million Dollars ($10,000,000), per occurrence, for bodily injury and property damage.
(ix)Employment Practices Liability insurance covering claims arising from actual or alleged wrongful termination, discrimination, harassment (including sexual harassment), retaliation, and other wrongful employment acts, with minimum limits of Two Million Dollars
$2,000,000 per claim and in the aggregate, including coverage for third-party liability claims. Such insurance shall include coverage for claims brought by current, former, and prospective employees, as well as tenants and other third parties interacting with employees. Coverage shall be maintained on a claims-made basis with a retroactive date no later than the inception of Manager’s services under this Agreement, and Manager shall maintain extended reporting period coverage (tail coverage) for at least three (3) years following termination of services under this Agreement. The policy shall not contain exclusions materially inconsistent with the scope of employment-related risks assumed by Manager in performing its services.
All insurance policies required above shall be written with solvent insurance companies and Manager shall furnish, or cause to be furnished, original certified copies of certificates or (at Owner's option) policies of insurance to Owner, prior to or upon the Effective Date, and within thirty (30) days following Owner’s request therefor, evidencing the insurance coverage described above. All policies that Manager is required to carry must be endorsed to provide a waiver of subrogation in favor of Owner and its partners, members, officers, directors, agents, employees, lenders, successors, and assigns (including any deductibles). Manager shall notify Owner and Owner’s insurance carrier promptly upon becoming aware of any casualty, loss, injury, claim or other event which may result in a claim under any policy maintained by Manager if related to the Services under this Agreement. Upon Owner’s request, Manager shall furnish such evidence of all renewals to Owner within thirty (30) days following such renewal. Manager will reasonably cooperate with Owner and Owner’s insurance carrier on loss control inspections, responding to recommendations and other safety issues with respect to Owner’s insurance.

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Notwithstanding anything to the contrary contained herein, Manager shall have thirty (30) days following the Effective Date to obtain the insurance described in Sections 35(b)(viii) and (iv) above, provided, however, in the event that such insurance is not obtained in such time period, and provided that Manager has commenced and is diligently pursuing such insurance, such thirty (30) day period shall be extended for an additional thirty (30) days.
36.Funds Received After Termination. In the event Manager receives any funds, including, but not limited to, Rental Income, payments on damages, past due amounts, etc., with respect to any of the Properties on behalf of Owner after the expiration or termination of this Agreement (collectively, the “Post Termination Funds”), Manager shall, within five (5) business days of receipt thereof, remit any and all such Post Termination Funds to Owner in the form so received by Manager. Owner shall reimburse Manager for Manager’s actual out-of-pocket expenses incurred in connection with the delivery to Owner of any such Post Termination Funds. In addition, Owner shall remit payment of undisputed fees or other unreimbursed costs to Manager within the time such payment would have been due if there was no termination or expiration of this Agreement for Services performed or expense or liability incurred by Manager prior to such termination or expiration. This Section 36 shall survive the termination or expiration of this Agreement.
37.Limitation of Liability. OTHER THAN AS THE RESULT OF MANAGER’S BAD FAITH, GROSS NEGLIGENCE, FRAUD, ILLEGAL CONDUCT OR WILLFUL MISCONDUCT, IN NO EVENT SHALL OWNER OR MANAGER BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION, EXCEPT TO THE EXTENT OWED TO THIRD PARTIES. FURTHER, NO DIRECT OR INDIRECT PARTNER, SHAREHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AFFILIATE, BENEFICIARY, MANAGER OR AGENT IN OR OF OWNER OR MANAGER (AND NO OFFICER, DIRECTOR, EMPLOYEE, AGENT, MANAGER OR TRUSTEE OF ANY OF THE FOREGOING) WILL BE PERSONALLY LIABLE FOR THE PERFORMANCE OF OWNER’S OR MANAGER’S, AS APPLICABLE, OBLIGATIONS UNDER THIS AGREEMENT. OWNER AGREES TO LOOK SOLELY TO MANAGER AND NOT TO ANY DIRECT OR INDIRECT PARTNER, SHAREHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AFFILIATE, BENEFICIARY, MANAGER OR AGENT IN OR OF MANAGER TO ENFORCE ITS RIGHTS HEREUNDER. OTHER THAN AS A RESULT OF OWNER’S BAD FAITH, GROSS NEGLIGENCE, FRAUD, ILLEGAL CONDUCT OR WILLFUL MISCONDUCT, OR AS PROVIDED IN SECTION 56 HEREOF, MANAGER AGREES TO LOOK SOLELY TO OWNER AND NOT TO SPRINGING GUARANTOR OR ANY DIRECT OR INDIRECT PARTNER, SHAREHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AFFILIATE, BENEFICIARY, MANAGER OR AGENT IN OR OF OWNER TO ENFORCE MANAGER’S RIGHTS ARISING UNDER THIS AGREEMENT.

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38.Dispute Resolution. It is the intent of Owner and Manager to use commercially reasonable efforts to, on a mutually acceptable negotiated basis, expeditiously resolve any dispute, controversy or claim between or among them with respect to the matters covered by this

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Agreement and that may arise from time to time. In furtherance of the foregoing, if Owner or Manager are unable to resolve any dispute, controversy or claim among their respective representatives then either Owner or Manager may deliver to the other written notice (each such notice, an “Escalation Notice”) demanding an in-person meeting involving senior level management of Owner and Manager, or if each of Owner and Manager agree, of the appropriate strategic business unit or division within such entity (each such individual so designated being a “Relationship Executive”). In response to an Escalation Notice, each of Owner and Manager shall set an agenda, location and, if necessary, procedures, to discuss, negotiate and resolve the matter(s) set forth in such Escalation Notice. Owner and Manager shall use commercially reasonable efforts to meet no later than thirty (30) days following receipt of an Escalation Notice. Neither Owner nor Manager may initiate a termination of this Agreement or initiate a legal action or proceeding in respect of the dispute, controversy or claim described in an Escalation Notice (other than to comply with any applicable statute of limitation) until the earlier to occur of: (i) the 45th day following the delivery of the Escalation Notice and (ii) two (2) business days following the second meeting (either by phone or in person) of dispute, controversy or claim the Relationship Executives or their designees to specifically address the matter(s) set forth in such Escalation Notice.
39.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas without regard to the conflict of laws principles thereof.
40.Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and may be sent by United States mail, postage prepaid, electronic mail, or overnight courier or messenger, to the respective parties at the addresses shown below or at such other addresses as the parties hereto may, from time to time, hereafter designate in writing:

If to Owner:	c/o NexPoint Real Estate Advisors V, L.P. 300 Crescent Court, Suite 700 Dallas, Texas 75201 Attention: Legal Department, VineBrook Email: legal@nexpoint.com
If to Manager:	c/o Evergreen Residential Holdings, LLC 1999 Bryan Street, 13th Floor Dallas, Texas 75201 Attention: Legal Department Email: legal@evergreenresi.com
With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Kris Agarwal Email: kagarwal@willkie.com

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Any notices complying with the provisions of this Section shall be deemed to have been properly made only when received by such party, evidence of receipt from a third-party, overnight delivery service being sufficient.
41.Severability. If any provision or term of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent of law unless the consideration for the Agreement is negated.
42.No Joint Venture or Partnership. Manager is an independent contractor and nothing contained in this Agreement or in any document executed in connection with this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the parties. Manager’s employees and Manager Vendors shall not be deemed to be employees of Owner. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations, or liabilities of Owner other than as expressly set forth herein. Manager shall have no authority to enter into agreements of any kind on behalf of Owner or otherwise bind or obligate Owner to any third party in any manner whatsoever other than as expressly set forth in this Agreement.
43.Entire Agreement. This Agreement, the Development Services Agreement, the Asset Management Agreement, and the Letter Agreement, constitute the entire agreement between the parties and supersedes any prior agreements, promises, negotiations between Manager and Owner relating to the subject matter of this Agreement.
44.Amendment; Waiver. Any amendment of this Agreement may be made only by a written instrument executed by Manager and Owner. No waiver by any party of any obligation of the other party, or any breach or default by the other party in the performance by such party of its obligations hereunder, shall be binding or enforceable except to the extent set forth in a writing signed by the party sought to be charged thereby.
45.Intentionally Omitted.
46.Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party hereto; provided, that Manager may assign this Agreement to an affiliate of Manager without the consent of Owner, but upon thirty (30) days’ prior written notice to Owner, and Owner may without the consent of Manager, but upon thirty (30) days’ prior written notice to Manager, assign this Agreement to a NexPoint Controlled Transferee, so long as such transferee is the owner of the Properties at the time of, or in conjunction with, such assignment. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto and the predecessors shall not be relieved of their liability for any of their obligations under this Agreement arising prior to the assignment of the Agreement.
47.Competitive Projects. Owner and Manager, in each case, individually or with others, may engage in, own, manage or possess any interest in any other properties, projects and

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ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and single

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family rental projects other than the Properties and the Services to be provided hereunder, whether or not such other ventures or projects compete with the Properties or the Services to be provided hereunder so long as any such engagement or possession by Manager or its affiliates shall not adversely affect the Properties, the performance of the Services hereunder by Manager or Owner, and neither Manager nor Owner shall have any right to the income or profits derived from such other Party’s projects.
48.Jurisdiction, Venue. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS AND EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.
49.WAIVER OF TRIAL BY JURY. OWNER AND MANAGER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
50.Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
51.Subordination; No Recordation. This Agreement shall not constitute an interest in real estate. In all events this Agreement shall be subordinate to any mortgage, ground lease or underlying lease now or hereafter encumbering any of the Properties or the improvements thereon or any portion thereof. In confirmation of such subordination, the parties hereto shall promptly execute and deliver to the holder of such mortgage, ground lease or underlying lease such subordination instruments as the holder may reasonably request at any time and from time to time including a separate property management agreement relating to such Property consisting of the identical terms of this Agreement. Manager shall not record this Agreement, any memorandum thereof or any lien, lis pendens or other instrument encumbering any of the Properties.
52.Survivability. The provisions of Sections 36, 37, 38, 39, 40, 48, 49, 50, 52, 53, 54, and 58, shall survive any termination for any reason or expiration of the Agreement. The provisions of Section 32 shall survive any termination for any reason or expiration of the Agreement for the time noted in such section. The provisions of Section 33 shall survive any

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termination for any reason or expiration of the Agreement for four (4) years; provided, however, that any Claim for which notice is provided prior to such expiration shall continue to be governed by Section 33 the final resolution of such Claim.

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53.Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by .pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
54.Special Provision Governing Owner’s Lender(s). Notwithstanding any provision to the contrary, Owner shall have the right to collaterally assign this Agreement to a lender to secure Owner’s obligation to repay a loan from such lender to Owner. Upon written request, Manager shall provide to such lender such reasonable assurances regarding this Agreement and the Properties as the lender shall reasonably request (including the subordination of this Agreement to any such loan and/or the confirmation that upon the occurrence of an event of default under any such loan, at the option of such lender, either (A) Manager will continue to perform its obligations hereunder for the benefit of such lender (subject to the payment of fees hereunder to Manager with respect to Services provided after the date of such notice from lender) or (B) this Agreement will be terminated by such lender without liability to such lender) and shall agree to such modifications to this Agreement as shall be reasonably requested by any such lender or by any rating agency asked to issue a rating with respect to interests relating to or secured by any Property; provided that such modifications do not affect the rights or obligations of Manager under this Agreement in any material adverse respect.
55.Additional Rights of Manager. Notwithstanding anything in this Agreement to the contrary, Owner shall not, directly or indirectly, make or take any of the following actions or decisions without the express prior written approval of Manager (which consent shall not be unreasonably withheld, conditioned or delayed), in each instance, other than with respect to clause
(e) below, which shall only require prior written notice to Manager:

(a)incur any indebtedness that would require disclosure of Manager’s or its affiliates’ direct or indirect beneficial owners (each, a “Manager Owner”);

(b)enter into any securitization or capital markets transaction that would subject Manager to risk retention requirements or require public disclosure concerning Manager, its affiliates or any Manager Owner, aside from the public disclosure required by applicable law, rule or regulation regarding Manager and that Manager is the Manager of the Properties in the securitization or capital markets transaction;

(c)enter into any litigation settlement with any regulatory or licensing authority that could reasonably be known by Owner to cause a material adverse effect to Manager and/or regulatory oversight or licensing obligations on Manager, its affiliates or any Manager Owner, that differ from Manager’s obligations under this Agreement;

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(d)engage in any action(s) that would require Manager, its affiliates or any Manager Owner to register with the Securities and Exchange Commission (as a registered investment adviser, broker dealer or otherwise) or any other regulatory body;
(e)pursue or otherwise commence an initial public offering or other listing of securities on a nationally recognized exchange, merger or combination transaction with

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respect to Owner to the extent such transaction would, to Owner’s actual knowledge, impose, on Manager, its affiliates or any Manager Owner, any filing or disclosure obligation with a state or federal regulatory agency; or

(f)commit to do any of the foregoing in clauses “(a)” through “(d)”.

56.Springing Guaranty. By the execution of that certain Springing Guaranty attached hereto (the “Springing Guaranty”), Springing Guarantor hereby agrees to, during the continuance of a Springing Guaranty Event (as defined herein) and solely to the extent such Guaranteed Obligations (as defined herein) have arisen as a result of Owner’s fraud, illegal activity, or willful misconduct as determined in an adjudication by a court of competent jurisdiction, guaranty Owner’s obligations hereunder, including, without limitation, Owner’s indemnification obligations hereunder and Owner’s obligation to pay any fees due and payable to Manager hereunder (the “Guaranteed Obligations”) up to the Guaranty Cap (as defined herein). In the event Springing Guarantor shall become liable for all or a portion of the Guaranteed Obligations as provided in this Section 56, Manager agrees to look to Owner first for recovery of same. As used herein (i) a “Springing Guaranty Event” shall occur in the event that, as of the last day of any calendar quarter, Owner fails to maintain a tangible net worth (calculated as total real estate investment value held by Owner and its subsidiaries less total outstanding debt by Owner and its subsidiaries) of at least Ten Million Dollars ($10,000,000.00) (the “Required Net Worth”) and end as of the last day of any calendar quarter in which Owner reestablishes a net worth of at least the Required Net Worth and (ii) the “Guaranty Cap” shall mean an amount equal to the difference between Owner’s net worth and the Required Net Worth.

57.Conditions Precedent. The effectiveness of this Agreement and the obligations of the Parties under this Agreement shall be subject to the satisfaction of the following conditions precedent on or before the Effective Date, except to the extent such conditions are waived by the applicable Party in writing in such Party’s sole and absolute discretion:

(a)All representations and warranties of the Parties contained in this Agreement shall be true and correct in all material respects.
(b)Each Party shall have delivered to the other Party any consent, approval, authorization or order of any state or federal court or governmental agency or body or any third party required for the consummation by such Party of the transactions contemplated herein.
(c)Owner shall have received consent of all lenders whose loans are secured by the Properties.
(d)Each Party shall have delivered to the other Party an executed counterpart of this Agreement and Owner shall have delivered to Manager an executed counterpart of the Springing Guaranty.
58.Data Processing Addendum. Manager hereby agrees to comply with all applicable laws and regulations related to consumer protection and the Data Processing Addendum agreed to by the Parties, attached hereto as Exhibit D and incorporated herein by reference.

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IN WITNESS WHEREOF, the parties have executed this Property Management Agreement as of the Effective Date.

MANAGER:

EVERGREEN RESIDENTIAL
MANAGEMENT, LLC, a Delaware limited liability company

By:         Name:
Title:

[Signatures continue on following page]

Signature Page to Property Management Services Agreement

OWNER:

By:         Name:
Title:

[End of signatures]

Signature Page to Property Management Services Agreement

SPRINGING GUARANTY

During the continuance of a Springing Guaranty Event (as defined in the Property Management Agreement (the “Agreement”), dated as of June 10, 2025, by and between [Owner], a Delaware limited liability company, (the “Owner”) and EVERGREEN RESIDENTIAL MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”)), the undersigned hereby guarantees those certain Guaranteed Obligations subject to and solely in accordance with Section 56 of the Agreement. Prior to pursuing any rights and/or remedies hereunder, Manager first agrees to: (i) institute suit and exhaust its remedies against Owner, (ii) join Owner or any others liable on the Guaranteed Obligations in any action seeking to enforce remedies against Springing Guarantor, and (iii) exhaust any remedies available to Manager against any collateral which shall ever have been given to secure the Guaranteed Obligations. Manager hereby agrees to use its best efforts to mitigate any damages that Manager would be reasonably expected to incur in connection with the Guaranteed Obligations. Notwithstanding the foregoing, Manager shall not make a demand for payment under the Springing Guaranty unless a Springing Guaranty Event (as defined in the Agreement) exists under the Agreement and has continued for a period of ninety (90) days.
As of June 10, 2025

VINEBROOK    HOMES    OPERATING
PARTNERSHIP,    L.P.,    a    Delaware    limited partnership

By:         Name:
Title:

Springing Guaranty

EXHIBIT A FORM OF
LIMITED POWER OF ATTORNEY
RESPECTING TRANSACTIONS AND OTHER ACTIONS INVOLVING RESIDENTIAL REAL ESTATE ASSETS
(Intentionally Omitted.)

Exhibit A to Property Management Services Agreement

EXHIBIT B
 MANAGEMENT COMPENSATION
(Intentionally Omitted.)

Exhibit B to Property Management Services Agreement

EXHIBIT C PROPERTY LIST NONE.

Exhibit C to Property Management Services Agreement

EXHIBIT D
DATA PROCESSING ADDENDEUM

(Intentionally Omitted.)

Exhibit D to Property Management Services Agreement

EXHIBIT E
SFR REPORTING REQUIREMENTS FOR NEXPOINT OWNED PROPERTIES

(Intentionally Omitted.)

Exhibit E to Property Management Services Agreement

EXHIBIT F
INSURANCE REQUIREMENTS FOR MANUFACTURERS, SERVICE PROVIDERS AND CONTRACTORS
(Intentionally Omitted.)

Exhibit F to Property Management Services Agreement

EXHIBIT G MANAGER REPORTING
(Intentionally Omitted.)

Exhibit G to Property Management Services Agreement